Exhibit 1A-15.4

1810 Chapel Avenue West Suite 200 Cherry Hill, NJ 08002 www.lexnovalaw.com	Markley S. Roderick, Esquire Member of the NJ and PA Bar Direct Dial (856) 382-8402 mroderick@lexnovalaw.com

July 2, 2020

Sent by Email and Filed Via EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Energy & Transportation

Washington, D.C. 20549

barberenameissneri@SEC.GOV

Re:	Energea Portfolio 1 LLC (the “Company”) Offering Statement on Form 1-A Filed May 20, 2020 File No. 024-11218

Ladies and Gentlemen:

This is in response to your letter of June 2, 2020. We have copied below the comments from your letter and provided the Company’s response below each comment, in some cases separating paragraphs of your comments for clarity.

Also enclosed are clean and blacklined versions of the Offering Circular, reflecting the changes we have made in response to your comments as well as certain other changes and clarifications.

This letter, the Offering Circular, and the related documents have also been filed through EDGAR.

Your Comment #1 – Executive Summary – Our Story, page 3

You assert that “the customer will typically save 20% - 40% on its electricity bill.” However, the appendices to the offering statement indicate that the estimated customer savings for your Itaguai I Project and Palmas Project are 15% and 18.5%, and the information is blank for your Itaguai II Project. Please explain or reconcile these apparent inconsistencies.

Our Response:

The statement in the Offering Circular has been changed, and typographical errors in the projected savings for the Projects have been corrected.

Your Comment #2 – Executive Summary – The Offering, page 4

We note your response to our prior comment 2 but continue to believe that you should file the related material contracts. For example, it appears that the revenues to be generated by the Palmas Project will represent the majority of the company’s revenues in 2021. Please file as exhibits the contracts relating to this project pursuant to Section 6(b)(ii) of Item 17 of Form 1-A or tell us why you believe these contracts are not required to be filed.

Our Response:

The contracts for the Palmas Project are being filed as Exhibits. We have requested confidential treatment for portions of these contracts pursuant to 17 CFR §230.406, as indicated.

Your Comment #3 – Our First Projects, page 26

You disclose an “Estimated Project IRR” for each of your anticipated first three projects. Please explain to us in necessary detail how you calculated these internal rates of return. In addition, please ensure that all material assumptions underlying these calculations are disclosed in the offering statement.

Our Response:

The Estimated Project IRR for each Project was calculated in Microsoft Excel by discounting the projected annual cash flows to present value.

As for the disclosure of the material assumptions underlying the calculations:

●	The top-line revenue number for each Project are determined by bid. This is disclosed in the Offering Circular and in our correspondence dated June 4, 2020.

●	As we described in correspondence dated June 4, 2020, the assumptions that underlie the financial projections for each Project are based on the actual contracts that have been or are being negotiated.

●	The following statement appears in the section of the Offering Circular captioned “Our First Projects”:

“The Estimated Results of Operations for each Project are based principally on the Land Lease, Construction Contract, Project Rental Contract, Operations and Maintenance Contract, and Project Maintenance Contract for that Project, as such contracts have already been negotiated or as the Manager expects them to be negotiated. Together, these contracts establish most of the revenue and expense items for each Project, although items of revenue and expense can vary based on built-in adjustment mechanisms like consumer prices. See “Summary of Important Contracts.” Items reflected in the Estimated Results of Operations other than those reflecting the terms of these contracts are based on assumptions the Manager believes are reasonable.”

Your Comment #4 – Financial Statements – Notes to Financial Statements, page F-8

We note your response to prior comment 5 indicating that the company’s fiscal year ends on December 31st for both tax and financial reporting purposes. Please disclose the company’s fiscal year-end in the notes to your financial statements in your next amendment.

Our Response:

We have updated the notes to the financial statements.

Thank you for your continued attention to this matter. Please let me know if you have further questions or need additional information.

Very truly yours,

/s/ Mark Roderick
Markley S. Roderick

Enclosures

cc: Mr. Michael Silvestrini (without enclosures)

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